Exhibit 99.1

[NetRatings LOGO]


Confidential

August 5, 2005

Mr. John Kleine

Dear John:

I am delighted to offer you the position of CTO, Senior Vice President of Engineering and Operations, NetRatings, Inc., (the "Company") reporting to William Pulver, President and Chief Executive Officer. In this role you will be part of NetRatings' Senior Leadership Team and have global responsibility for the Company's technology strategy and implementation. This is a regular, full-time, exempt position, and we would like you to begin on September 6, 2005. The terms of our offer is outlined below.


Base Salary:        $200,000.00 per annum, payable on a semi-monthly basis, less statutory withholdings. The base salary may be increased from time to time at the discretion of the Board of Directors.

Starting Bonus:     Upon successful completion of 90 days of employment in
                    this role, you will receive a one-time $5,000 payment, less statutory withholdings.

Incentive:          You will be  eligible  to  participate  in the  Company's
                    bonus plan, which will allow you to achieve up to 45% of your annual income at target. Your bonus will be paid as bonuses are paid to other Company executives - currently
                    March 15th of each year. You will qualify for a pro-rated bonus based on 2005 service, provided your employment commences by September 6, 2005.

Common Stock:       Subject to the acceptance of our offer, it is NetRatings'
                    intention to issue you a total of 35,000 shares of
                    Restricted Stock of pursuant to a Restricted Stock Purchase
                    Agreement. Fifteen thousand of the restricted stock will
                    vest annually over a three-year period and will own
                    one-third of the shares at the end of the first year of
                    vesting; at the end of the second year of vesting; and the remaining one-third the end of the third year of vesting.
                    Your vesting period will begin on the day of the quarter
                    following the beginning of your employment - October 1,
                    2005

                    Twenty thousand shares of the restricted stock will vest based on the Company's performance against financial targets. Complete details of the performance targets will be communicated separately.

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                    This is a one-time grant and subsequent grants may be made at the discretion of our Board of Directors and in accordance with the Company's policies.

Insurance Benefits: As a full-time, salaried employee of NetRatings, you will be eligible for a full range of benefits including medical, dental, vision, life, AD&D and long term disability insurance. Your dependents will also be eligible for coverage under the Company's medical, dental and vision insurance plans. NetRatings currently contributes 100% of the cost of the monthly insurance premiums for you and your eligible dependents.

At Will Status:     As is standard practice, all employment at the Company is
                    terminable at will. This means that you will be free to end your employment with the Company at any time for any reason or for no reason. Similarly, the Company may end your employment at any time for any reason, with or without cause. This "at will" nature of your employment may not be changed except in writing signed by you and the Company's
                    Chief Executive Officer.

Vacation:           Vacation benefits will accrue at four weeks per year. All
                    other terms of the Company's vacation policy for New
                    York-based employees will apply.

Severance Pay:      Subject to the provisions below, if your employment with the
                    Company terminates as a result of an Involuntary Termination you shall be paid six months of your base salary as in effect as of the date of such termination (with such payments made over the following six months in accordance with normal Company payroll practices).

                    (a) If you voluntarily resign from the Company (and such resignation is not an Involuntary Termination) or if the Company terminates your employment for Cause, then you shall not be entitled to receive severance or other benefits except for those (if any) as may then be established under the Company's then existing benefit plans at the time of such termination.

                    (b) You shall not be entitled to any of the benefits described in this Section unless and until you, in consideration for such benefits, executes a release of claims in a form satisfactory to the Company; provided, however, that such release shall not apply to any right of you to be indemnified by the Company.

                    (c) The following terms referred to in this Agreement shall have the following meanings:

                    Cause. "Cause" shall mean: (i) any act of personal dishonesty taken by you in connection with your responsibilities as an employee which is intended to result in substantial personal enrichment of you; (ii) your conviction of a felony which the Board reasonably believes has had or

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                    will have a material detrimental effect on the Company's
                    reputation or business; (iii) a willful act by you which constitutes misconduct and is injurious to the Company; and
                    (iv) continued willful violations by you of your obligations to the Company after there has been delivered to you a written demand for performance from the Company which describes the basis for the Company's belief that employee has not substantially performed his duties.

                    Involuntary Termination. "Involuntary Termination" shall mean (i) without your express written consent, the reduction of your duties which results in a significant diminution of your position or responsibilities with the Company, or the removal of you from your employment position in the Company other than for Cause; (ii) without your express written consent, a material reduction by the Company in your total cash compensation as in effect immediately prior to such reduction; or (iii) without your express written consent, a material reduction by the Company in the kind or level of employee benefits to which you are entitled immediately prior to such reduction with the result that your overall benefits package is significantly reduced.

Because NetRatings proprietary and confidential information are among the company's most important assets, we must ask, as a condition of your employment, that you sign the attached Confidentiality and Assignment of Inventions Agreement and return it along with a signed copy of this as soon as possible. You will also be required to complete an I-9 form that verifies your work eligibility. The Immigration & Naturalization Service requires this form.

John, NetRatings has an exciting and challenging opportunity ahead, and we look forward to having you join the organization as we build the Global Leader in Internet Media and Market Research. If you have any questions, please don't hesitate to call me directly at 212-703-5905.

Sincerely,


/s/ William Pulver
William Pulver
President and Chief Executive Officer


cc:  Susan Hickey


                                      Accepted by:

                                      /s/ John Kleine
                                      -----------------------------------------
                                      Signature

                                      September 6, 2005
                                      -----------------------------------------
                                      Start Date

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